                                                                   EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of WebMD Corporation for the registration of $5,200,000 of its 3 1/4% Convertible Subordinated Notes Due 2007 and 561,373 shares of its common stock and to the incorporation by reference therein of our reports dated February 21, 2003, with respect to the consolidated financial statements and schedule of WebMD Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.


                                                          /s/ Ernst & Young LLP


MetroPark, New Jersey
July 17, 2003